Exhibit 21

SUBSIDIARIES

SecureLogic, Inc. (100% owned)

SpaceLogic, Ltd. (100% owned)

ChainLogic, Ltd. (55% owned) (Non operational)

SecureLogic, Ltd. (100% owned)